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                                                                      EXHIBIT 21

                    TUESDAY MORNING CORPORATION SUBSIDIARIES

                               TMI Holdings, Inc.

                             Tuesday Morning, Inc.

                                TMIL Corporation

                              Friday Morning, Inc.




                                     E-21